UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

(RULE 14c-101)

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)

OF THE SECURITIES EXCHANGE ACT OF 1934

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☒	Preliminary information statement

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☐	Definitive information statement

LOS ANGELES SYNDICATE OF TECHNOLOGY, INC.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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LOS ANGELES SYNDICATE OF TECHNOLOGY, INC.

3651 LINDELL ROAD, SUITE D #146

LAS VEGAS, NEVADA 89103

(702) 943-0320

NOTICE OF ACTION TO BE TAKEN PURSUANT TO THE WRITTEN

CONSENT OF MAJORITY STOCKHOLDERS IN LIEU OF

A SPECIAL MEETING OF THE STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN to inform the holders of record of shares of our common stock, that on July 20, 2012 our board of directors and stockholders holding a majority of our voting shares authorized the following actions:

ACTION 1:	The amendment of our Articles of Incorporation to change our corporate name to “Invent Ventures, Inc.” (the “Name Change”)

ACTION 2:	Request to FINRA that our stock symbol is changed from “LAST” to a new symbol that will be requested by Management (the “Symbol Change”)

ACTION 3:	The authorization for Management to issue shares of common stock below Net Asset Value (“NAV”) for the next 24 months (“Sell Below NAV”)

ACTION 4:	The implementation of a forward stock split of our common stock issued and outstanding where every one (1) share of our common stock owned by a stockholder will automatically be changed into and become three (3) new shares of our common stock (the “Forward Stock Split”)

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

There were 11,886,899 shares of our common stock issued and outstanding at the close of business on July 20th, 2012.  Each share of our common stock is entitled to one vote in connection with the matters described above.

Prior to the filing of this Information Statement, four of our shareholders who represent a majority of our outstanding voting shares, signed written consents approving the 1) Name Change, 2) the Symbol Change, 3) the authorization to sell stock below NAV and 4) the 3 for 1 Forward Stock Split.  As a result, the actions have been approved and neither a meeting of our stockholders nor additional written consents are necessary.

Action 1 will become effective approximately twenty days following the date of the mailing of this information statement to Company Shareholders and subject to the effectiveness of the filing of an Amendment to the Company’s Articles of Incorporation with the Nevada Secretary of State.

Action 2 will become effective approximately twenty days following the date of the mailing of this information statement to Company Shareholders and subject to FINRA approval.

Action 3 will become effective approximately twenty days following the date of the mailing of this information statement to Company Shareholders.

Action 4 will become effective approximately twenty days following the date of the mailing of this information statement to Company Shareholders and subject to FINRA approval.

The Company will bear the expenses relating to this information statement, including expenses in connection with preparing and mailing this information statement and all documents that now accompany or may in the future supplement it.

Only one information statement is being delivered to multiple shareholders sharing an address, unless the Company has received contrary instructions from one or more of the shareholders. The Company will undertake to deliver promptly upon written or oral request a separate copy of the information statement to a shareholder at a shared address to which a single copy of the information statement was delivered. You may make a written or oral request by sending a written notification to the Company's principal executive offices stating your name, your shared address and the address to which the Company should direct the additional copy of the information statement or by calling the Company's principal executive offices. If multiple shareholders sharing an address have received one copy of this information statement and would prefer the Company mail each shareholder a separate copy of future mailings, you may send notification to or call the Company's principal executive offices. Additionally, if current shareholders with a shared address received multiple copies of this information statement and would prefer us to mail one copy of future mailings to shareholders at the shared address, notification of that request may also be made by mail or telephone call to the Company's principal executive offices. A copy of this information statement can be viewed and downloaded by going to our website http://www.last.vc. This information is also available for review on the SEC’s website, www.sec.gov.

The information statement is being provided to you for informational purposes only. Your vote is not required to approve the actions described above. This information statement does not relate to an annual meeting or special meeting in lieu of an annual meeting. You are not being asked to send a proxy and you are requested not to send one. The approximate mailing date of this information statement is August ___, 2012.

We appreciate your continued interest in Los Angeles Syndicate of Technology, Inc.

Very truly yours,

/s/Bryce Knight

Bryce Knight

Chief Executive Officer and Chairman of the Board

INFORMATION STATEMENT

LOS ANGELES SYNDICATE OF TECHNOLOGY, INC.

3651 LINDELL ROAD, SUITE D #146

LAS VEGAS, NEVADA 89103

ACTION 1:

THE AMENDMENT OF THE COMPANY’S ARTICLES OF INCORPORATION TO CHANGE OUR NAME TO “INVENT VENTURES, INC.”

As approved unanimously by the board of directors and by majority shareholder consent on July 20, 2012, the Company’s management is authorized to file an Amendment to the Company’s Articles of Incorporation, as amended, with the Nevada Secretary of State to change the name of the Company to Invent Ventures, Inc.

The board of directors believes the name change would be in the best interest of the Company as the new name better reflects the new identity and strategy of the Company.

There is no need for stockholders to exchange their current Common Stock certificates for Invent Ventures stock certificates once the name change becomes effective. However, should you nevertheless wish to exchange your Company Common Stock certificates for certificates reflecting the new name, Invent Ventures, you are free to do so and should contact the Company’s transfer agent, V Stock Transfer, to make such arrangements. V Stock Transfer can be contacted by phone at 212-828-8436 or you can visit their website, http://www.vstocktransfer.com for additional information. Upon effectiveness of the name change, the Company’s Common Stock will also carry a new CUSIP number. Until approval of the name change and forward stock split by FINRA and issuance by FINRA of the Company’s new stock symbol following the filing of the Amendment to the Articles of Incorporation with the Nevada Secretary of State, the Company’s Common Stock will continue to trade on the OTCBB under the symbol “LAST.”

ACTION 2:

APPROVAL TO REQUEST THAT FINRA CHANGE OUR TRADING SYMBOL FROM “LAST” TO “IDEA” OR OTHER NAME MANAGEMENT REQUESTS

As approved unanimously by the board of directors and by majority shareholder consent on July 20, 2012, the Company’s management is authorized to file a request with FINRA to have our Stock Symbol changed from “LAST” to “IDEA” or another symbol that Management requests if “IDEA” is unavailable.

The board of directors believes the symbol change would be in the best interest of the Company as the new symbol better reflects the new name and identity of the Company. Until the issuance by FINRA of the Company’s new stock symbol, the Company’s Common Stock will continue to trade on the OTCBB under the symbol “LAST.”

ACTION 3:

AUTHORIZATION FOR BOARD OF DIRECTORS TO SELL STOCK BELOW NET ASSET VALUE AT THEIR DISCRETION FOR THE NEXT 24 MONTHS

As approved unanimously by the board of directors and by majority shareholder consent on July 20, 2012, the Board of Directors of the Company will be authorized to sell the Company’s common stock below the Net Asset Value (calculated on a per share basis). This authorization is limited to sales commenced and continuing for a period of two years. If additional sales are required to fund investment opportunities or otherwise and the market does not allow sales above Net Asset Value, additional authorization may be sought by the Board of Directors.

Reasons to authorize future sales of Company Stock below Net Asset Value per Share

The purpose of being able to sell stock below the Net Asset Value is to raise money at a time and under market conditions where the value of the Company’s portfolio of investments is greater than the value ascribed to the Company’s common stock in the market. The Investment Company Act of 1940 prohibits certain companies from selling stock at a price below the Net Asset Value, but there could be times when the price of the stock in the market is below the Net Asset Value and the Company, if it desires to sell stock to raise funds for any purpose, whether for new investments or funding existing obligations including investments and operations, is unlikely to sell stock above the value ascribed to that stock by the markets (namely, market pricing). To the extent that the market price for the common stock is below the Net Asset Value, the Company will be unable to sell stock to meet its obligations or pursue new opportunities unless it is permitted to sell such stock below the Net Asset Value.

The Board of Directors has proposed that it be granted this authority to ensure that the Company can offer common stock to investors to meet its obligations and pursue new opportunities even in poor market conditions. This authorization is merely to empower the Company to be able to sell stock where market conditions suggest that the sale of stock would occur below the Net Asset Value.

Potential Risks of Selling Stock below Net Asset Value

The market price of the Company’s common stock is based on perceptions about its financial performance, market conditions, perceptions about its future prospects and the economy and web and mobile technology industries as a whole, as well as other factors, many of which are unrelated to the Company’s actual performance. There can be no assurance that the market price of the Company’s common stock will reflect the value of its portfolio assets even if the Net Asset Value is a more accurate prediction of the value of the Company. If the market perceives the sale of stock in a negative light, it is possible that this will cause negative (downward) pressure on the market price of the stock and the price could fall further.

Potential Effects of Selling Stock below Net Asset Value

General. Pursuant to the authorization, the Company, when the Board of Directors determines that selling stock is appropriate and necessary, will be able to sell shares of common stock at a price that the Board of Directors determines to be appropriate to raise funds for the Company’s uses including new investments or funding existing obligations including investments and operations. Sales of common stock will have a dilutive affect on shares purchased at previous times at higher prices. The Board of Directors may determine that selling common stock at a given time is not in the best of the Company’s interests and may decide not to sell stock at such times. This discussion relates to the effect of sales of stock at times when the price offered, as determined by the Board of Directors, is below the Net Asset Value calculated on a per-share basis. While the Net Asset Value of the Company’s portfolio assets depends on other factors, the Net Asset Value calculated on a per-share basis will be proportionately decreased by the increased number of shares. This may or may not result in a reduction as the sale of stock will result in an increase in assets by the amount of consideration paid for the stock and any resulting increase or decrease in the Net Asset Value resulting from investment of such funds will also affect Net Asset Value.

Change in Ownership Percentages. Purchasers of common stock will alter the percentage ownership of the existing shareholders. It is possible that some of these investors will be able to join with existing shareholders to exercise control either in support of management or against it. Inasmuch as no sale has been undertaken, it is not possible to predict or suggest an outcome in this regard. The sale of common stock below Net Asset Value could allow the sale of stock at a price below that paid by some shareholders but the Board of Directors is obligated to sell the stock at a price which they determine to be an appropriate measure of market value in light of market prices, investor interest and other factors. Thus, while the sale of stock may be below the price paid by some investors, it would be the appropriate price under the present market conditions.

ACTION 4:

3 FOR 1 FORWARD SPLIT OF THE COMPANY’S COMMON STOCK ISSUED AND OUTSTANDING

As approved unanimously by the board of directors and by majority shareholder consent on July 20, 2012, the Company’s management is authorized and directed to implement a forward split of our common stock issued and outstanding on the Effective Date on the basis of three (3) post-split shares for every one (1) pre-split share. The Effective Date of the forward split will be approximately twenty days following the date of the mailing of this Information Statement and subject to FINRA approval.

Vote Required

Adoption of the Forward Stock Split requires approval by holders of at least a majority of the outstanding shares of the Company’s common stock who are present, or represented, and entitled to vote thereon, at a special or annual meeting of stockholders.  The Nevada Revised Statutes provides that the written consent of stockholders holding at least a majority of the voting power may be substituted for such a special or annual meeting.

Our board of directors fixed the close of business on July 20, 2012 as the record date for determining the stockholders entitled to notice of the above described actions.

There is no need for stockholders to exchange their current Common Stock certificates for new stock certificates once the forward split becomes effective. However, should you nevertheless wish to exchange your Company Common Stock certificates for certificates reflecting the new share ownership amount, you are free to do so and should contact the Company’s transfer agent, V Stock Transfer, to make such arrangements. V Stock Transfer can be contacted by phone at 212-828-8436 or you can visit their website, http://www.vstocktransfer.com for additional information. Upon effectiveness of the Forward Split, the Company’s Common Stock will also carry a new CUSIP number. Until approval of the name change and forward stock split by FINRA and issuance by FINRA of the Company’s new ticker symbol, the Company’s Common Stock will continue to trade on the OTCBB under the symbol “LAST.”

Dissenters’ Right of Appraisal

No action will be taken in connection with the proposed corporate actions by our board of directors or the voting stockholders for which the Nevada Revised Statutes, our Articles of Incorporation or the Company’s bylaws provide a right of a stockholder to dissent and obtain appraisal of or payment for such stockholder’s shares.

Reasons for Forward Stock Split

We believe the recent per share price of our common stock has had a negative effect on the marketability of the existing shares, and impairs the potential ability of the Company to raise capital by issuing new shares due to the high price.

Effect of the Forward Stock Split

The Forward Stock Split will not affect the registration of our common stock under the Securities Exchange Act of 1934, as amended, nor will it change our periodic reporting and other obligations thereunder.

The number of stockholders of record will not be affected by the Forward Stock Split.

The authorized number of shares of our common stock and the par value of our common stock under our Articles of Incorporation will remain the same following the effective time of the Forward Stock Split.

 The number of shares of our common stock issued and outstanding on the Effective Date will be increased following the Effective Date of the Forward Stock Split in accordance with the following formula:

every one (1) share of our common stock owned by a stockholder will automatically be changed into and become three (3) new shares of our common stock.  Any shares issued and outstanding after the Effective Date would be unaffected.

The number of authorized but unissued shares of our common stock effectively will be decreased significantly by the Forward Stock Split of our common stock described below.

The Forward Stock Split will have the effect of increasing the number of our outstanding shares of our common stock.

TABLE SHOWING EFFECT OF 3 FOR 1 FORWARD SPLIT

Shares Pre-Split	Shares Post-Split	Shares Pre-Split	Shares Post-Split
1	3	1,000	3,000
2	6	2,000	6,000
5	15	5,000	15,000
10	30	10,000	30,000
50	150	2,000	60,000
100	300	50,000	150,000
250	750	100,000	300,000
500	1,500	500,000	1,500,000
750	22,500	1,000,000	3,000,000

Federal Income Tax Consequences

We will not recognize any gain or loss as a result of the Forward Stock Split.

The following description of the material federal income tax consequences of the Forward Stock Split to our stockholders is based on the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this information statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Forward Stock Split. This discussion is for general information only and does not discuss the tax consequences that may apply to special classes of taxpayers (e.g., non-residents of the United States, broker/dealers or insurance companies). The state and local tax consequences of the Forward Stock Split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. You are urged to consult your own tax advisors to determine the particular consequences to you.

We believe that the likely federal income tax effects of the Forward Stock Split will be that a stockholder who receives an increased number of shares of our common stock will not recognize gain or loss.

With respect to a Forward Stock Split, such a stockholder’s basis in the increased number of shares of our common stock will equal the stockholder’s basis in its old shares of our common stock.

The holding period of the post-effective Forward Stock Split shares received will include the holding period of the pre-effective Forward Stock Split shares exchanged.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Although shareholders are not being asked to approve or disapprove or otherwise vote on any matter discussed in this information statement, the following generally describes voting rights of shareholders.

As of the record date, April 20, 20102 there are 11,886,899 shares of common stock outstanding.

Each share represents one vote. There are currently no arrangements known to the Company, the operation of which may result in a change in control of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table indicates all persons who, as of April 20, 2010, the record date, are known by us to own beneficially more than 5% of any class of our outstanding voting securities. As of April 20, 2010, there were 11,886,899 shares of our common stock outstanding. Except as otherwise indicated below, to the best of our knowledge, each person named in the table has sole voting and investment power with respect to the securities beneficially owned by them as set forth opposite their name. The following investors are also the four investors that approved the corporate actions disclosed in this information statement.

.

Name and Address of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned	% Total

Bryce Knight	Common	3,193,000	26.86%
(through Knight Inc.)
3651 Lindell Road, Suite D #145
Las Vegas, Nevada 89103

Tim Symington	Common	3,250,000	27.34%
1930 Ocean Avenue #104
Santa Monica, CA 90405

Aaron Moore	Common	1,200,000	10.10%
137 Bay St. #1
Santa Monica, CA 90405

James Jago	Common	1,200,000	10.10%
137 Bay St. #1
Santa Monica, CA 90405

TOTAL	Common	8,843,000	74.39%

SECURITY OWNERSHIP OF MANAGEMENT

The following table indicates the beneficial ownership of our voting securities of all Directors of the Company and all Executive Officers who are not Directors of the Company, and all officers and directors as a group, as of July 20, 2010, the record date. As of July 20, 2012, there were 11,886,899 shares of our common stock outstanding.

Name and Address of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned	% Total

Bryce Knight	Common	3,193,000	26.86%
(through Knight Inc.)
Chief Executive Officer and Director
3651 Lindell Road, Suite D #145
Las Vegas, Nevada 89103

Tim Symington	Common	3,250,000	27.34%
Chief Investment Officer
1930 Ocean Avenue #104
Santa Monica, CA 90405

Aaron Moore	Common	1,200,000	10.10%
Chief Operations Officer
137 Bay St. #1
Santa Monica, CA 90405

James Jago	Common	1,200,000	10.10%
Chief Financial Officer
137 Bay St. #1
Santa Monica, CA 90405

Paul Johnson	Common	0	0.00%
137 Bay St. #1
Santa Monica, CA 90405

TOTAL	Common	8,843,000	74.39%

(a) An "interested person" of the Company, as such term is defined in Section 2(a)(19) of the 1940 Act.

(b) Not an "interested person" of the Company, as such term is defined in Section 2(a)(19) of the 1940 Act.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires that the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by regulation to furnish to the Company copies of all Section 16(s) forms they file.

The following persons failed to file forms on a timely basis during the past two fiscal years as required under Section 16(a) as follows:

None.

SHAREHOLDER PROPOSALS

As a general matter, the Company does not hold annual meetings of shareholders, and, therefore, the anticipated date of a meeting of shareholders cannot be provided. Any shareholder proposal to be included in proxy solicitation materials for a meeting of shareholders must be received by the Company a reasonable time prior to the date voting instructions or proxy materials are mailed to shareholders.

MORE INFORMATION

THE COMPANY WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K AND ITS MOST RECENT QUARTERLY REPORT ON FORM 10-Q TO A SHAREHOLDER, UPON REQUEST TO BRYCE KNIGHT, 3651 LINDELL ROAD, SUITE D #146, LAS VEGAS, NEVADA 89103 OR BY CALLING 702-943-0330, BY FIRST CLASS MAIL, WITHIN THREE BUSINESS DAYS OF RECEIPT OF THE REQUEST. A COPY OF THIS INFORMATION STATEMENT CAN BE DOWNLOADED BY GOING TO OUR WEBSITE WWW.LAST.VC

INQUIRIES

Shareholders may make inquiries by contacting Bryce Knight at 702-943-0330.

Los Angeles Syndicate of Technology, Inc.

(a Nevada corporation)

STATEMENT OF UNANIMOUS CONSENT

OF THE

BOARD OF DIRECTORS

July 20th, 2012

This STATEMENT OF UNANIMOUS CONSENT OF THE BOARD OF DIRECTORS when executed by the Directors of the Corporation will become effective as of the 20th day of July 2012; and will have the same force and effect as if such Directors were present and acting at a meeting duly noticed and held for the purpose of adopting the Resolutions and taking the Corporate actions hereinafter set forth.

This STATEMENT OF CONSENT OF MAJORITY STOCKHOLDERS, when executed by the holders of a majority of the outstanding stock of the Corporation entitled to vote in accordance with the provisions of the Nevada Statutes, will become effective as of the 20th day of July 2012; and shall have the same force and effect as if adopted at a special meeting of stockholders noticed and held for the purpose of adopting the Resolutions and taking the Corporate actions hereinafter set forth:

AUTHORIZE NAME CHANGE

WHEREAS, the Management of the Corporation believes a new name can better reflect the Corporation and its present strategy.

RESOLVED, the Board of Directors and Majority Stockholders authorize the Corporation to hereby declare, effective upon filing an amendment to its Articles of Incorporation, that a new name of the Corporation shall be given at the discretion of the Management team.

FURTHER RESOLVED, that the Corporation shall cause to be filed notice of Name Change with the Secretary of State of Nevada, and shall send copies of Name Change to the office of FINRA for purposes of effectuating same but the effective date shall be that date deemed effective by FINRA.

FURTHER RESOLVED, that the Chief Executive Officer shall be and he is directed to execute, in the Corporation’s name and place, such applications for a new CUSIP number and such acceptances, letters of direction and other documents to effectuate and carry out this action.

AUTHORIZE STOCK SYMBOL CHANGE

WHEREAS, the Management of the Corporation believes a new stock symbol is necessary to go along with the new name; and Management believes that a new stock symbol can best reflect the Corporation and its present strategy.

RESOLVED, the Board of Directors and Majority Stockholders authorize the Corporation to change its stock symbol to a new symbol

FURTHER RESOLVED, the Corporation shall cause to be filed the proper forms and notifications with FINRA to effect a symbol change concurrent with the new name change. The effective date shall be the date deemed effective by FINRA.

FURTHER RESOLVED, that the Chief Executive Officer shall be and he is directed to execute, in the Corporation’s name and place, such applications for a new CUSIP number and such acceptances, letters of direction and other documents to effectuate and carry out this action.

AUTHORIZE FORWARD STOCK SPLIT

WHEREAS, the Management of the Corporation has determined that a forward stock split is appropriate to adjust the value and pricing of its common stock to a point which is more attractive and has determined this action be taken as soon as reasonably possible.

RESOLVED, the Board of Directors and Majority Stockholders approve of and authorize the Corporation to hereby declare, effective on a future date designated by management, a forward split of all outstanding shares of stock in the Corporation on the ratio of Four (4) new shares of stock to be issued for each One (1) share of its common stock presently outstanding. Management is given discretion to change the forward split to Three (3) new shares of stock to be issued for each One (1) share of its common stock presently outstanding if Management so chooses at time of declaration.

FURTHER RESOLVED, the Corporation shall cause to be filed notice with the office of FINRA for purposes of effectuating the forward split but the effective date shall be that date deemed effective by FINRA.

FURTHER RESOLVED, that the Chief Executive Officer shall be and he is directed to execute, in the Corporation’s name and place, such applications for a new CUSIP number and such acceptances, letters of direction and other documents to effectuate and carry out this action.

AUTHORIZE CORPORATION TO SELL STOCK BELOW NET ASSET VALUE / SHARE

WHEREAS, the Corporation, as governed by the Investment Company Act of 1940, is not permitted to sell shares below a price determined to be the net asset value calculated on a per share basis except with the approval of its shareholders and the Board of Directors.

Management of the Corporation has determined that the inability to sell or issue shares of common stock below net asset value per share is potentially burdensome and limiting; and the Corporation seeks authorization from a majority of the shareholders and the Board of Directors to give management the authority to issue shares below net asset value.

RESOLVED, that the Board of Directors and Majority Shareholders approve of and authorize the Corporation to sell shares of the Corporation’s Common Stock at a price which may be below the net asset value per share, as determined from time to time but at a price or prices determined by the Company’s executive officers, in their discretion, to be in the best interest of the Corporation for a period of 24 months starting July 21st, 2014.

FURTHER RESOLVED, that the Chief Executive Officer shall be authorized to execute and deliver such documents and instruments and to do all acts and things to effectuate the intent of the foregoing resolutions.

APPROVAL OF DIVIDEND REINVESTMENT PLAN

WHEREAS, the Management of the Corporation has determined that a formal Dividend Reinvestment Plan is necessary and in the best interest of the Company’s future growth.

RESOLVED, the Board of Directors and Majority Stockholders approve of the Dividend Reinvestment Plan put forth by Management (attached) and authorize Management to implement immediately.

FURTHER RESOLVED, that the Chief Executive Officer shall be authorized to execute and deliver such documents and instruments and to do all acts and things to effectuate the intent of the foregoing resolutions.

(signature pages follow)

COUNTERPARTS

This Consent may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile signature by any party on a counterpart of this Consent shall be binding and effective for all purposes. Such party shall, however, subsequently deliver to the other party an original executed copy of this Consent.

EXECUTED by the Directors as of the date set out above.

Bryce Knight	Paul Johnson
CEO and Director	Independent Director

Majority Approval and Consent to Board Action

by

Shareholders of Los Angeles Syndicate of Technology, Inc.

The undersigned, a shareholder of Los Angeles Syndicate of Technology, Inc., (The “Corporation”) and holding and voting the number of shares set forth next to his, hers or its name, having reviewed the resolution authorizing the following

1) New Name Change

2) New Stock Symbol

3) Declaration of a Forward Stock Split

4) Authorize the Sale and Issuance of Common Stock below Net Asset Value for 24 months

5) Approval of a Dividend Reinvestment Plan

Name	Signature / Date	Number of Shares
KNIGHT INC.		3,193,000
TIM SYMINGTON		3,250,000
JAMES JAGO		1,200,000

AARON MOORE 1,200,000

_____________________________________________________________________________________________

Total shares outstanding is 11,886,899 shares, the above represents 8,843,000 shares of the Corporation or 74.39%.